U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

INPIXON USA
(Exact name of registrant as specified in its charter)

California	68-0319458
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2355 Dulles Corner Boulevard, Suite 600, Herndon, VA	20171
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 680-7412

Copies to:

Melanie Figueroa, Esq.

Mitchell Silberberg & Knupp, LLP

12 E. 49th Street, 30th Floor

New York, NY 10017

Telephone Number: (917) 546-7707

Facsimile Number: (917) 546-7677

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class to be so registered	Name of Exchange on which each class is to be registered
Common Stock, $0.001	N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This registration statement will become effective automatically by lapse of time 60 days from the date of the original filing pursuant to Section 12(g)(1) of the Exchange Act. As of the effective date we will be subject to the requirements of Regulation 13(a) under the Exchange Act and will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to the “Registrant,” “Sysorex,” “we,” “our” or “us” means Inpixon USA (which will change its name to “Sysorex, Inc.” in connection with the spin-off transaction described in this registration statement) and our wholly-owned subsidiary, Sysorex Government Services, Inc. Our principal place of business is located at 2355 Dulles Corner Boulevard, Suite 600, Herndon, Virginia 20171. Our telephone number is: (800) 680-7412.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT

AND ITEMS OF FORM 10

This Registration Statement on Form 10 incorporates by reference information included in the information statement filed herewith as Exhibit 99.1. The cross-reference sheet below identifies where the items required by Form 10 can be found in the information statement.

Item 1. Business.

The information required by this item is included in the sections of the information statement titled “Information Statement Summary,” “Risk Factors,” “Our Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Relationship with Inpixon Following Separation and Distribution” and “Where You Can Find More Information,” all of which are incorporated herein by reference.

Item 1A. Risk Factors.

The information required by this item is included in the section of the information statement titled “Risk Factors.” and is incorporated herein by reference.

Item 2. Financial Information.

The information required by this item is included in the sections of the information statement titled “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all of which are incorporated herein by reference.

Item 3. Properties.

The information required by this item is included in the section of the information statement titled “Our Business – Properties,” which is incorporated herein by reference.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is included in the section of the information statement titled “Security Ownership of Certain Beneficial Owners and Management,” which is incorporated herein by reference.

Item 5. Directors and Executive Officers.

The information required by this item is included in the section of the information statement titled “Management,” which is incorporated herein by reference.

Item 6. Executive Compensation.

The information required by this item is included in the sections of the information statement titled “Executive Compensation,” which is incorporated herein by reference.

Item 7. Certain Relationships and Related Transactions.

The information required by this item is included in the sections of the information statement titled “Management” and “Relationship with Inpixon Following Separation and Distribution,” which are incorporated herein by reference.

Item 8. Legal Proceedings.

The information required by this item is included in the section of the information statement titled “Our Business - Legal Proceedings,” which is incorporated herein by reference.

Item 9. Market Price of, and Dividends on, the Registrant’s Common Equity and Related Stockholder Matters.

The information required by this item is included in the sections of the information statement titled “Dividend Policy,” “Capitalization,” “The Separation and Distribution” and “Description of Sysorex’s Capital Stock,” all of which are incorporated herein by reference.

Item 10. Recent Sales of Unregistered Securities.

The information required by this item is included in the section of the information statement titled “Description of Sysorex’s Capital Stock - Sale of Unregistered Securities,” which is incorporated herein by reference.

Item 11. Description of Registrant’s Securities to Be Registered.

The information required by this item is included in the sections of the information statement titled “Dividend Policy,” “The Separation and Distribution” and “Description of Sysorex’s Capital Stock,” all of which are incorporated herein by reference.

Item 12. Indemnification of Directors and Officers.

The information required by this item is included in the section of the information statement titled “Description of Sysorex’s Capital Stock - Limitations on Liability, Indemnification of Officers and Directors, and Insurance,” which is incorporated herein by reference.

Item 13. Financial Statements and Supplementary Data.

The information required by this item is contained under the section of the information statement titled “Index to Financial Statements” and the financial statements referenced therein, which is incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a)       Financial Statements.

The information required by this item is contained under the section of the information statement titled “Index to Financial Statements” and the financial statements referenced therein, which is incorporated herein by reference.

(b)       Exhibits.

Exhibit Number	Description
2.1	Form of Separation and Distribution Agreement*
3.1	Form of Articles of Incorporation*
3.2	Form of Amended and Restated By-Laws*
4.1	Specimen Stock Certificate*
4.2	2018 Sysorex Stock Incentive Plan*
10.1	Form of Employment Matters Agreement*
10.2	Form of Tax Matters Agreement*
10.3	Form of Transition Services Agreement*
10.4	Form of Zaman Khan Employment Agreement*
10.5	Form of Vincent Loiacono Employment Agreement*
10.6	Corporate Guaranty dated June 22, 2016 in favor of Avnet, Inc.*
10.7	Subsidiary Guaranty dated August 9, 2016 in favor of Hillair Capital Investments, L.P.(1)
21.1	List of Subsidiaries*
99.1	Information Statement, preliminary and subject to completion dated June, 2018*

* To be filed by amendment.

 (1) Incorporated by reference to the Current Report on Form 8-K filed by Inpixon on August 10, 2016.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Inpixon USA

Date: June 5, 2018	By:	/s/ Nadir Ali
Chief Executive Officer and Director Principal Executive Officer

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